EXHIBIT 99.1

Press Release

Contact:

Sherice Bench

Chief Financial Officer

Sherice.bench@cbi-rings.com

EXPECTED OFFERING OF DEBT SECURITIES

BY AMERICAN ACHIEVEMENT GROUP HOLDING CORP.

AUSTIN, TX — June 5, 2006 — American Achievement Corporation and AAC Group Holding Corp. (collectively, the “Company”) today announced that their new parent company, American Achievement Group Holding Corp., expects to commence an offering under Rule 144A and Regulation S of $150.0 million aggregate gross proceeds of senior discount notes due 2016. The senior discount notes will be general unsecured obligations of American Achievement Group Holding Corp.

Up to 100% of the net proceeds of the offering will be distributed to the stockholders of American Achievement Group Holding Corp. and used to pay related costs and expenses. Subject to acceptable market and interest rate conditions, the Company anticipates that American Achievement Group Holding Corp. will complete the offering this month.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. American Achievement Group Holding Corp. is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements. Statements in this press release regarding the expected offering of senior discount notes are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including without limitation statements to the effect that American Achievement Group Holding Corp, AAC Group Holding Corp. or American Achievement Corporation or their respective management “believes,” “expects,” “anticipates,” “plans,” “looks forward” and similar expressions) should be considered forward-looking statements. Any forward-looking statements in these materials are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Neither American Achievement Group Holding Corp., AAC Group Holding Corp. nor American Achievement Corporation undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.